Exhibit 10.1

EQUITY COMPENSATION AGREEMENT

THIS EQUITY COMPENSATION AGREEMENT (this “Agreement”) made as of the 1st day of September 2017, between BIONIK LABORATORIES CORP, a corporation incorporated under the laws of the state of Delaware (hereinafter referred to as the “Issuer“) and 4A Consulting & Engineering, a consulting company located 18 Chemin de la Vierge Noire 38700 La Tronche, France (hereinafter referred to as the “Recipient“, the Issuer and the Recipient being hereinafter referred to as the “Parties”).

WHEREAS the Issuer has entered into that certain consulting agreement with the recipient, as amended, pursuant to which the Recipient is to provide certain strategic and consulting services to the Issuer the “Consulting Agreement”); and

WHEREAS the Issuer desires to supplement the compensation of the Recipient in connection with the Consulting Agreement, in the form of certain equity grants to be made by Issuer, to be issued under the terms of an equity incentive plan to be adopted by the Issuer;

NOW, THEREFORE, THIS AGREEMENT witnesses that the Parties have agreed to the terms and conditions of the equity compensation to be provided by the Issuer to the Recipient, as set forth below:

1.                  Grant of Initial Stock Option. A grant of a stock option (with an exercise price equal to the fair market value of the underlying shares determined on the date of grant, and with an expiration date that is the tenth (10th) anniversary of its date of grant) (the “Initial Option”) representing a right to acquire 6% of the aggregate amount of outstanding common stock and exchangeable shares of the Issuer as soon as practicable following the effective date of this Agreement. 1/6 of the Initial Option (for 1% of the outstanding equity of the Issuer) will be vested and exercisable as of its date of grant, and the unvested portion of the Initial Option will become vested and exercisable as follows:

(a)               50% of the Initial Option that is not vested as of the date of grant shall become vested in 5 equal annual installments on each of the five anniversaries of the Recipient’s date of appointement; and

(b)               The other 50% of the Initial Option that is not vested as of the date of grant shall potentially become in 5 equal separate traunches annually based on the Recipient’s achievement of annual performance goals to be established by the board of directors of Bionik Canada, in consultation with the Recipient. The extent to which each separate traunche becomes vested shall be determined by reference to the Recipient’s annual performance as measured by reference to the performance targets set for that performance period. In the event a specific traunch is not fully vested, that traunche shall not be forfeited, but shall remain outstanding, and may become vested as a result of the Recipient’s future performance at an above target level or as a result of accelerated vesting on the occurrence of any other event that triggers accelerated vesting under this Agreement.

2.             Accelerated Vesting. Notwithstanding anything herein to the contrary, the Initial Option, including any portion that is subject to vesting based on the period of the Recipient’s service and any portion that is subject to vesting on the basis of performance, shall be fully vested on the occurrence of any of the following conditions:

(a)               A Change in Control (as defined in the 2014 Equity Incentive Plan, as amended); provided, however, that a Change in Control shall also include a transaction affecting Bionik Canada, that would constitute a Change in Control by applying that definition as though Bionik Canada were the Issuer);

(b)               Termination of the Consulting Agreement or any other similar change that would constitute or be tantamount to a “separation from service” (as that phrase is used for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), other than where such termination is by the Issuer for “Cause” (as defined in the 2014 Equity Incentive Plan, as amended) or where such termination is by reason of the Recipient’s voluntary resignation other than for “Good Reason” (as hereinafter defined).

(c)               For these purposes, the Recipient shall be deemed to have resigned for “Good Reason” only under the following circumstances:

(i)                 There has been a material reduction in the Recipient’s compensation or responsibilities, a disagreement in the strategy to be pursued by the Issuer as proposed by the Recipient under the Consulting Agreement, or a requirement that the Recipient relocate more than 50 miles away from his current principal work place without his consent; and

(ii)              The Recipient must have provided notice of the existence of any condition claimed to be Good Reason within three (3) months of its initial existence, and the Issuer must have failed to correct such condition within thirty (30) days of receipt of such notice.

3.             Miscellaneous Provisions.

(a)               Headings. The division of this Agreement into articles and sections and the insertion of headings are for the convenience of reference only and shall not affect the construction or interpretation of this Agreement.

(b)               Assignment. This Agreement shall be personal as to the Recipient and shall not be assignable by the Recipient subject to the terms herein. This Agreement shall enure to the benefit of and be binding upon the heirs, executors, administrators and legal personal representatives of the Recipient and 4A, as applicable, and the successors and permitted assigns of the Issuer.

(c)               Entire Agreement. This Agreement and the documents and agreements referenced herein constitute the entire agreement between the parties with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the parties hereto with respect thereto, whether verbal or in writing. There are no other written or verbal representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory between the parties.

(d)               Amendments. No amendment to this Agreement shall be valid or binding unless set forth in writing and duly executed by both of the parties hereto. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any party.

(e)               Severability. If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof shall continue in full force and effect.

(f)                Further Acts. The parties shall do all such further acts and things and provide all such assurances and deliver all such documents in writing as may be required, from time to time in order to fully carry out the terms, provisions and intent of this Agreement.

(g)               Notice. Any demand, notice or other communication to be given in connection with this Agreement shall be given in writing by personal delivery, electronic delivery or by registered mail addressed to the recipient as follows:

Leslie Markow – CFO

Bionik Laboratories Inc.

483 Bay Street, Office N105

Toronto, Ontario M5G 2C9

Telephone: (416) 640-7887 x 508

Email:          lm@bioniklabs.com

and

André-Jacques Auberton-Hervé

4A Consulting & Engineering

18, Chemin de la Vierge Noire

38700 La Tronche, France

Telephone : +336. 8656.7758

Email : andre.auberton@4a-ce.com

or such other address, individual or telecopy number, or by email as may be designated by either party to the other in accordance herewith. Any notice given by personal delivery will be conclusively deemed to have been given on the day of actual delivery of the notice and, if given by registered mail, on the third day, other than a Saturday, Sunday or statutory holiday in Ontario, following the deposit of the notice in the mail. If the party giving any notice knows or ought reasonably to know of any difficulties with the postal system that might affect the delivery of mail, any such notice may not be mailed but must be given by personal delivery. In the case of electronic delivery, on the same day that it was sent if sent on a business day and the acknowledgement of receipt is received by the sender before 5:00 p.m. (in the place of receipt) on such day, and otherwise on the first business day thereafter.

(h)               Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of law rules.

(i)                 Securities Regulatory Authority Requirement. The Issuer and the Recipient acknowledge that this Agreement shall be subject to compliance with any applicable rules, regulations and policies of any stock exchange or exchanges on which any securities of the Issuer may from time to time be listed and any other securities authority having jurisdiction.

(j)                 Time of the Essence. Time shall be of the essence in this Agreement.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the date first written above.

SIGNED, SEALED AND DELIVERED	)	4A CONSULTING & ENGINEERING
)
in the presence of	)
)

Witness	André-Jacques Auberton-Hervé

BIONIK LABORATORIES CORP.

per:	Authorized Signing Officer

I have authority to bind the corporation.

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